Adaptive Medias, Inc. Completes Acquisition of Ember, a Real-Time Bidding Platform Provider

Ember to power Adaptive’s programmatic media buying and selling in video, mobile and online display

IRVINE, Calif., December 9, 2013 – Multi-channel audience and content monetization company, Adaptive Medias, Inc. (OTCQB: ADTM), a leader in programmatic advertising across mobile, video and online display, announced it has closed the acquisition of Ember, Inc. Ember is a Real-Time Bidding (RTB) platform that leverages machine learning algorithms and contextual and semantic engines to bring more transparency to online advertising placements. Through the acquisition, Adaptive’s early customers and partners include 24/7 Media (a WPP Company), Hearst Media Group, BlueTonic, Videology, Hotpoint Media, Vdopia, 7 Diamonds, SpotExchange, TubeMogul, Yashi, and Adap.tv, a division of AOL Networks.

Founded in 2012, Ember’s technology platform drives efficiency and brings more transparency to online advertising placements. Ember’s real-time bidding algorithms ensure brand safety as well as a stronger return on investment for advertisers through on-the-fly budget optimization.

Ember was launched out of the Los Angeles-based accelerator, StartEngine (www.startengine.com), which was started by Activision co-founder Howard Marks and financier Paul Kessler, who have joined Adaptive Medias’ advisory board. The Company also announced that Ember Co-Founder and CEO Nic Borensztein has been appointed Vice President of Engineering and fellow Co-Founder Damian Ancukiewicz is now the Company’s Chief Architect.

“What separates advertising-technology companies is their technology platform and team. In acquiring Ember, we’re getting both a fully-developed RTB platform as well as two brilliant engineers in Nic and Damian,” said Adaptive Medias CEO, Qayed Shareef. “Adding serious intellectual property and engineering horsepower is huge for us.

“Billions of ad dollars are shifting toward programmatic buying, as advertisers are demanding control, transparency and proactive anti-fraud measures around where their dollars are spent. The Ember platform positions us to be a serious player in this space,” Shareef added.

According to market research firm eMarketer, U.S. marketers will spend $3.34billion in 2013 on real-time bided (RTB) ads, up 73.9% from last year, and eMarketer expects U.S. advertisers will spend $8.69 billion on RTB ads by 2017.

The successful September IPO by Rocket Fuel, valuing the company at approximately $2 billion, and the recent acquisition of video advertising platform Adap.tv by AOL for $405 million illustrates growing confidence in programmatic buying and selling of digital ad inventory.

“When we started Ember last year, we knew that the supply and demand for real-time ad inventory would grow very quickly, and it’s happening even faster than our most optimistic expectations,” said Borensztein. “We did this deal because we see huge upside at Adaptive Media. We get strong executive management, business development, sales and ad operations support, plus we have access to Adaptive’s growing pool of supply and demand partners. Pairing our robust technology platform with Adaptive's strong client base is going to be an explosive combination.”

“Ember has been focused in video, but we’ve already begun expanding the platform into mobile, and we’ll have capabilities in online display in the first quarter of 2014,” Shareef said. “We believe that owning an RTB platform that works across video, mobile and display is a recipe for exponential growth in 2014 and beyond.”

ABOUT ADAPTIVE MEDIA

Adaptive Media is a programmatic audience and content monetization provider for website owners, app developers and video publishers who want to more effectively optimize content through advertising. The Company provides a foundation for publishers and developers looking to engage brand advertisers through a multi-channel approach that delivers integrated, engaging and impactful ads across multiple devices. Adaptive Media meets the needs of its publishers with an emphasis on maintaining user experience, while delivering timely and relevant ads through its multi-channel ad delivery and content platform.

For more information, please visit: www.adaptivem.com. Follow us on Twitter at @adaptive_m.

ABOUT EMBER

Ember is focused on shifting TV ad budgets toward online video. Right now, there is limited transparency in online video. Advertisers know where their ads are going on TV, yet are reluctant to shift their budgets toward online video due to the lack of transparency. Ember has created fine-tuned machine learning algorithms, contextual and semantic engines to ensure brand safety, placement and stronger ROI, and a real-time bidding (RTB) platform to optimize ad spends. For more information, please visit: www.goember.com.

Safe Harbor Statement:

This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Adaptive Medias, Inc. has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect Adaptive Medias' current beliefs and are based on information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause Adaptive Medias' actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Adaptive Medias undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

Adaptive Media Publicity Contact:

Mike Sprouse, President & CEO

Sprouse Marketing Group

Email: mike@sprousemarketing.com

Adaptive Media Investor Contact:

Kevin Fickle, President
Nuwa Group LLC
Phone: (925) 330-8315
Email: kevin@nuwagroup.com

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